Exhibit 99.1

News Release

Contact:

J. Mario Molina, M.D.

President and Chief Executive Officer

(562) 435-3666

MOLINA HEALTHCARE EXPANDS TO INDIANA MARKET

LONG BEACH, California (November 29, 2004) -- Molina Healthcare, Inc. (NYSE: MOH) announced today that its wholly owned subsidiary, Molina Healthcare of Indiana, Inc., has entered into a two-year contract commencing January 1, 2005 with the Indiana Family and Social Services Administration Office of Medicaid Policy and Planning (FSSA/OMPP). Molina Healthcare of Indiana will focus on the provision of Medicaid services to thirteen mandatory managed care counties, with an intention to expand throughout the state as opportunities arise. The effectiveness of the contract is contingent upon Molina Healthcare of Indiana's receiving a license from the Indiana Department of Insurance, which is expected to occur prior to the contract's implementation. Molina Healthcare of Indiana anticipates the initial generation of revenues under the contract to occur by the second quarter of 2005 following the assignment to it by FSSA/OMPP of Medicaid enrollees.

Molina Healthcare of Indiana will be managed by Paul A. Hobson who will serve as executive director for the Indiana health plan. Mr. Hobson comes to Molina with over 15 years of operational and industry experience, as well as a comprehensive understanding of the Indiana Medicaid market. Most recently, Mr. Hobson served as chief administrative officer at Harmony Health Plan.

Commenting on the award, J. Mario Molina, M.D., President and Chief Executive Officer of Molina Healthcare, Inc., stated, "This contract award is significant in that it represents our entrance into a new state with enormous start-up potential. Our Company growth strategy includes both organic and new growth, and we expect to demonstrate that we have the flexibility and personnel to execute on both objectives in this new market. We look forward to providing the Medicaid beneficiaries in Indiana with outstanding healthcare services on a cost-effective basis."

About Molina Healthcare, Inc.

Molina Healthcare, Inc. is a rapidly growing, multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid and other programs for low-income families and individuals. Molina Healthcare, Inc. currently operates health plans in California, Washington, Michigan, Utah, and New Mexico. More information on Molina Healthcare, Inc. can be obtained at www.molinahealthcare.com.

This press release contains forward-looking statements and information. All forward-looking statements are predictions by the Company's management and are subject to numerous risks and uncertainties that may cause actual results to differ materially. Such risks include those associated with Molina Healthcare of Indiana's timely receipt of a license to operate in Indiana, the assignment to Molina Healthcare of Indiana of a sufficient number of Medicaid enrollees, the development of an adequate provider network, the successful expansion of Molina Healthcare of Indiana's service area, the recruitment and retention of qualified personnel in Indiana, the successful execution of the Company's growth strategy, changes in federal or state laws or regulations or the interpretation thereof, and other risks as detailed from time-to-time in the Company's periodic reports and filings with the Securities and Exchange Commission. All forward-looking statements in this release represent the Company's judgment as of the date of this release. The Company disclaims any intent or obligation to update its forward-looking statements.